Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - October 21, 2014 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the third quarter ended September 30, 2014.
Third Quarter and Recent 2014 Highlights:

•    Total revenues grew 22% to $40.9 million compared to $33.5 million in the third quarter of 2013.

•    Reported GAAP EPS of $(0.17) per share as compared to $(0.13) per share in the third quarter of 2013 and reported non-GAAP EPS of $(0.01) per share as compared to $(0.02) per share in the third quarter of 2013.

•	Received 510(k) clearance from the United States Food and Drug Administration (FDA) for AmpliVue® Group A Strep hand-held disposable molecular assay.

•	Received 510(k) clearance from the FDA for LyraTM Adenovirus molecular assay.

•	Received 510(k) clearance from the FDA for LyraTM Parainfluenza 123 molecular assay.

•	Received an award for up to $12.6 million in additional funding from the Bill and Melinda Gates Foundation as part of an amendment to the initial agreement for the development of our Savanna system.
Third Quarter 2014 Results
Total revenues for the third quarter of 2014 rose 22% to $40.9 million compared to $33.5 million in the third quarter of 2013. The increase in revenue was due to greater sales of Infectious Disease products in the third quarter of 2014 and growth across all major categories, as well as a $2.8 million increase in grant revenue.

Infectious Disease products grew 17% in the third quarter, led by influenza products. Total influenza product sales in the third quarter increased 32% to $14.2 million, the result of a 107% increase in Sofia influenza orders. Women's Health revenue was $8.8 million and Gastrointestinal revenue was $2.0 million. In the third quarter of 2014, new product revenues increased 110% from the third quarter of 2013.

“Although the proportion of patient visits with influenza-like illness (ILI) was low throughout Q3, flu and RSV demand ticked up noticeably in early September, as a higher number of Sofia installations proved to be the catalyst behind the platform's strong quarterly revenue results. Sofia orders formed the majority of influenza revenue, as approximately 55% of total influenza revenues were attributed to Sofia flu products. In the quarter, we also saw revenue growth from our molecular products, and received additional grant funding from the Bill and Melinda Gates Foundation for the development of our Savanna system,” said Douglas Bryant, president and CEO of Quidel Corporation. “We had a good third quarter, and are optimistic that the recent investments that we made in our R&D and commercial organizations will translate into meaningful results in the near- to mid-term.”

In the quarter, total costs and expenses were $51.0 million as compared to $39.3 million in the third quarter of 2013. Cost of Sales increased $1.5 million, mostly the result of higher sales. Gross margin for the quarter was 59% as compared to 54% for the same period last year. R&D expense increased by $4.0 million in the third quarter as compared to the same period last year due primarily to the added investment in Savanna. Sales and Marketing expense increased by $2.4 million in the third quarter, driven by additional investments in our sales organization, as compared to the third quarter of 2013.

In the quarter, the Company recorded an impairment loss totaling $3.6 million. The impairment loss relates to the Company's Stella (Bobcat) technology and associated assets, and includes the write-off of in-process Research and Development, development software and the associated manufacturing line.

Net loss for the third quarter of 2014 was $(5.8) million, or $(0.17) per share, compared to net loss of $(4.4) million, or $(0.13) per share, for the third quarter of 2013. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the third quarter of 2014 was $(0.5) million, or $(0.01) per share, compared to $(0.5) million, or $(0.02) per share, for the same period in 2013.
Results for the Nine Months Ended September 30, 2014
Total revenues were $119.0 million for the nine-month period ended September 30, 2014, compared to $125.2 million for the same period in 2013. The decrease in revenue was primarily driven by softer demand for Infectious Disease products in the first quarter due to a weaker respiratory disease season in 2014, relative to the same period in 2013.

For the nine-month period ended September 30, 2014, total costs and expenses were $141.1 million as compared to $120.6 million over the same period in 2013. Cost of Sales for the nine-month period ended September 30, 2014 increased by $4.6 million over the same nine-month period in 2013 mostly due to product mix. R&D expense for the first nine months of 2014 increased by $5.8 million over the same period last year due to added investment in our Savanna system and molecular platforms, along with AnDiaTec acquisition costs. Additionally, there was an incremental $1.0 million in R&D expense reimbursement in the first nine months of 2013 which was not repeated in 2014. Sales and Marketing expense increased by $6.2 million, due to the expansion and training of a larger sales force in 2014 relative to 2013.

For the nine-month period in 2014, net loss was $(14.2) million, or $(0.41) per share, compared to net income of $6.3 million, or $0.18 per diluted share, for the same nine-month period in 2013. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the nine months ended September 30, 2014 was $(1.0) million, or $(0.03) per share, compared to net income of $14.4 million, or $0.41 per diluted share, for the first nine months of 2013.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the third quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-415-3180, or from outside the U.S. dial 857-244-7323, and enter the pass code 771-558-96.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code 941-005-10.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue ® , D3 ® Direct Detection and Thyretain ® leading brand names, as well as under the new Sofia ® , AmpliVue ® and Lyra™ brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors and changes in the health care market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products;  adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,”, “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, except as required by law.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended September 30,
	2014	2013
Total revenues	$40,857	$33,539
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	16,768	15,297
Research and development	11,506	7,462
Sales and marketing	11,060	8,658
General and administrative	5,879	5,622
Amortization of intangible assets from acquired businesses and technology	2,207	2,171
Impairment loss	3,558	—
Facility restructuring charge	—	124
Total costs and expenses	50,978	39,334
Operating loss	(10,121)	(5,795)
Interest expense, net	(224)	(361)
Loss before income tax benefit	(10,345)	(6,156)
Benefit for income taxes	(4,578)	(1,795)
Net loss	$(5,767)	$(4,361)
Basic and diluted (loss) earnings per share	$(0.17)	$(0.13)
Weighted shares used in basic and diluted per share calculation	34,480	33,975
Gross profit as a % of total revenues	59%	54%
Research and development as a % of total revenues	28%	22%
Sales and marketing as a % of total revenues	27%	26%
General and administrative as a % of total revenues	14%	17%

Condensed balance sheet data (in thousands):	9/30/2014	12/31/2013
Cash, cash equivalents and restricted cash	$23,412	$9,357
Accounts receivable, net	24,458	29,928
Inventories	23,514	27,639
Total assets	267,737	271,485
Long term debt	4,750	5,126
Stockholders’ equity	217,374	223,779

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
	2014	2013
Total revenues	$119,018	$125,240
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	52,917	48,297
Research and development	28,714	22,896
Sales and marketing	30,380	24,162
General and administrative	18,949	18,828
Amortization of intangible assets from acquired businesses and technology	6,623	5,957
Impairment loss	3,558	—
Facility restructuring charge	—	493
Total costs and expenses	141,141	120,633
Operating (loss) income	(22,123)	4,607
Interest expense, net	(955)	(1,084)
(Loss) income before income tax benefit	(23,078)	3,523
Benefit for income taxes	(8,891)	(2,728)
Net (loss) income	$(14,187)	$6,251
Basic (loss) earnings per share	$(0.41)	$0.18
Diluted (loss) earnings per share	$(0.41)	$0.18
Weighted shares used in basic per share calculation	34,340	33,774
Weighted shares used in diluted per share calculation	34,340	34,834
Gross profit as a % of total revenues	56%	61%
Research and development as a % of total revenues	24%	18%
Sales and marketing as a % of total revenues	26%	19%
General and administrative as a % of total revenues	16%	15%

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net (loss) income - GAAP	$(5,767)	$(4,361)	$(14,187)	$6,251
Add:
Non-cash stock compensation expense	1,293	1,419	4,772	5,447
Amortization of intangibles	3,931	4,278	12,447	12,395
Impairment loss	3,558	—	3,558	—
Facility restructuring charge	—	124	—	493
Income tax impact of 2012 research and development tax credit	—	—	—	(510)
Income tax impact of reversal of tax contingency reserve	—	—	—	(3,458)
Income tax impact of non-cash stock compensation expense, amortization of intangibles and impairment loss	(3,517)	(1,979)	(7,584)	(6,234)
Adjusted net (loss) income	$(502)	$(519)	$(994)	$14,384
Basic earnings per share:
Adjusted net (loss) earnings	$(0.01)	$(0.02)	$(0.03)	$0.43
Net (loss) earnings - GAAP	$(0.17)	$(0.13)	$(0.41)	$0.18
Diluted earnings per share:
Adjusted net (loss) earnings	$(0.01)	$(0.02)	$(0.03)	$0.41
Net (loss) earnings - GAAP	$(0.17)	$(0.13)	$(0.41)	$0.18